Exhibit 99.1

Media Contact:	Investor Contact:
Scott Public Relations	The Ruth Group
Elaine Murphy	Amy Glynn
818.610.0270	646.536.7023
elaine@scottpublicrelations.com	aglynn@theruthgroup.com

IPC The Hospitalist Company Names Chief Clinical Officer

North Hollywood, Calif., April 4, 2011 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national physician group practice company, announced today that it has appointed Kerry Weiner, M.D., to the newly created position of Chief Clinical Officer. Dr. Weiner will report to Adam Singer, M.D., IPC’s Chairman and Chief Executive Officer. In his new role, Dr. Weiner will lead the clinical functions of the Company and is charged with continuing the development of hospitalist leaders throughout IPC.

Dr. Weiner most recently held the position of Chief Medical Officer for the Lakeside Medical Organization, a multispecialty group of 130 physicians and an IPA (Independent Practice Association) of approximately 2,200 physicians. Dr. Weiner was one of the earliest proponents of hospitalists in Southern California, having utilized them at Lakeside since 1991. A co-founder of Lakeside Medical Group, Dr. Weiner served as president of the integrated medical group for 14 years. Dr. Weiner received his medical degree, masters in public health and bachelor’s degree from the University of California, Los Angeles.

Adam Singer, M.D., Chairman and CEO, commented, “We are pleased to have Dr. Weiner join IPC as he has a breadth of experience in clinical leadership, which will support our efforts to develop the highest quality hospitalists treating patients in both acute and post-acute settings throughout their entire episode of care.”

“IPC’s practice model points the way for the future of inpatient care,” says Dr. Weiner. “Continuing the development of our physician leaders and our clinical quality initiatives will strengthen IPC’s leadership and further align our providers with inpatient facilities throughout the spectrum of inpatient care. I am very pleased to be part of this exciting endeavor.”

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers manage the care of patients in coordination with primary care physicians and specialists. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

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